EXHIBIT 99.1

Alternate Energy Corp. Announces Publishing of First Patent & Disclosure of Related By-Products

Company’s newly published patent names three by-product chemicals produced by its innovative hydrogen production process.

BURLINGTON, Ontario -- July 9, 2007 - Alternate Energy Corp. (OTCBB: ARGY), an emerging leader in the commercialization of economically viable and environmentally responsible hydrogen solutions, announced today the publishing of its first patent which discloses its proprietary processes for producing hydrogen gas and a number of recognized chemical products.

Over the past several years, AEC has developed distinctive hydrogen production methods that overcome several obstinate industry challenges. AEC’s uniqueness lies in its ability to avoid the predominant reliance on costly fossil fuel-based hydrogen production (natural gas reformation), and the resultant discharge of damaging greenhouse gases. In contrast, the Company’s process manufactures competitively priced hydrogen, along with beneficial chemical products in an environmentally responsible manner.

AEC’s recently published patent includes the naming of three of its current 5 chemical by-products that are produced simultaneously with its commercial grade hydrogen. These include; calcium citrate (Calcium Citrate Tetrahydrate), magnesium citrate (Magnesium Citrate Nonahydrate) and ferric chloride (up to 36% solution).

Magnesium and Calcium are regarded as two of the most important minerals for the human body, both playing essential roles in many critical biological processes ranging from maintaining bone mass to the activation of over 300 enzymes. Deficiencies in these minerals have been linked to a wide range of health problems, from cardiovascular disease such as high blood pressure, endocrine and genetic disorders to migraines. Magnesium and calcium citrate are well known to have the highest bioavailability (absorption) out of any other in their category. Markets for these citrate salts include dietary supplements, pharmaceutical medications, fortification of fruit juices, soy and milk products, as a food preservative, water softener and as a purgative for diagnostic or surgical procedures.

Ferric chloride, an industrial commodity chemical compound, is used extensively as a flocculent (clumping agent) to remove unwanted particles in sewage treatment and drinking water production. While over 80% of ferric chloride’s production is used in the cleaning of water worldwide, it plays secondary roles in a number of other commercial processes.

The by-products produced possess established global markets in the pharma/nutraceutical, food products and water treatment industries, all of which have been tested by a reputable Canadian laboratory ensuring compliance to applicable industry standards. Both of AEC’s citrate by-products have exceeded all requirements for the recognized USP (United States Pharmacopoeia) quality standard. Extensive market research for the Company’s initial 3 by-products has identified a combined global opportunity that approaches $4 billion per annum.

A recently filed second patent application remains to be published at a later date. This second patent identifies two additional, recently developed by-products, one of which is expected to be the mainstay of AEC’s business model and impending pilot facility.

Blaine Froats, Chairman and CEO of AEC, commented, “Those that have a fundamental understanding of the hydrogen landscape will quickly realize how our patent pending technology is distinctive. Non-fossil fuel produced hydrogen, using methods that do not compromise the environment, all in one solution at a competitive price, is matchless in this industry. Unlike others in this field, our Company has diversified its product line by simultaneously producing both hydrogen and a wide range of valued products across multiple industries. We feel that this strategic approach minimizes the risks associated with one revenue stream, while maximizing the revenue and profit potential from multiple sources. We have also chosen to meet current hydrogen needs to secure revenue today, versus others that base their business on predicted consumption tomorrow.”

Mr. Froats added, “As our efforts in Brazil and abroad start to sprout, what has been paramount and consuming of much of our executive team’s time the last few months has been the securing of dedicated relationships with respected investment partners that genuinely understand our business and can provide the necessary funding required to support our planned growth. I am pleased to say that our Company is now in concluding negotiations with a number of interested parties that not only wish to finance our immediate pilot project, but also appear willing to participate in AEC’s long term growth.”

About Alternate Energy Corporation (AEC; www.cleanwatts.com)

Alternate Energy Corporation (AEC) is the emerging leader in the commercialization of economically viable and environmentally responsible hydrogen solutions. AEC’s patent pending hydrogen production process cleverly produces pure hydrogen alongside premium commercial chemicals, all of which enjoy established global markets. The company’s on-site solution offers affordable bulk hydrogen to its customers as a reliable alternative to delivered (tube trailer) hydrogen, at a significantly reduced price. AEC’s patent pending process sets itself apart from all other traditional forms of hydrogen production by avoiding the use of fossil fuels, therefore not contributing to harmful greenhouse gas emissions. AEC believes its novel technology and pioneering business model can have a revolutionary impact on a wide range of global industries.

Forward Looking Statements:
Statements herein express management's beliefs and expectations regarding future performance and are forward-looking and involve risks and uncertainties, including, but not limited to, raising working capital and securing other financing; responding to competition and rapidly changing technology; and other risks. These risks are detailed in AEC’s filings with the Securities and Exchange Commission, including Forms SB-2, 10-KSB, 10-QSB and 8-K. Actual results may differ materially from such forward looking statements.

Contact:
Mike Mulshine
Osprey Partners
(732) 292-0982
osprey57@optonline.net